Charter Communications Holding Company, LLC
Offer to Exchange up to $309,375,000 Principal Amount Outstanding of
Charter Communications, Inc.’s
5.875% Convertible Senior Notes due 2009
(CUSIP Nos. 16117MAE7 and 16117MAD9)
Dated August 29, 2007
This Exchange Offer will expire at 11:59 P.M., New York City time, on September 26, 2007, unless extended or earlier terminated (such date, as the same may be extended or earlier terminated, the “Expiration Date”). Holders of the Old Notes (as defined below) must tender their Old Notes for exchange on or prior to the Expiration Date to receive the Exchange Consideration (as defined below).
August 29, 2007
To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:
      Enclosed for your consideration is an Exchange Offer Prospectus, dated August 29, 2007 (as the same may be amended from time to time, the “Exchange Offer Prospectus”), and a Letter of Transmittal (the “Letter of Transmittal” and, together with the Exchange Offer Prospectus, the “Exchange Offer”) relating to the offer by Charter Communications Holding Company, LLC (the “Offeror”), to pay up to $595,082,000 principal amount of 7.00% convertible senior notes due 2027 (the “New Notes”) of Charter Communications, Inc. (“Charter”) to holders (the “Holders”) of up to $309,375,000 of Charter’s $412,500,000 principal amount outstanding 5.875% convertible senior notes due 2009 (the “Old Notes”) who elect to exchange their Old Notes upon the terms and subject to the conditions set forth in the Exchange Offer Prospectus. Capitalized terms used but not defined herein shall have the meanings given to them in the Exchange Offer Prospectus.
      The “Exchange Consideration” per $1,000 principal amount of Old Notes accepted for exchange will be an amount of New Notes determined based on the Average Price (as defined below) of Charter’s Class A common stock as set forth in the table below. In addition to the Exchange Consideration, the Offeror will pay accrued interest on the Old Notes from and including the last interest payment date (which was May 16, 2007) up to, but not including, the Settlement Date.
      “Average Price” means the arithmetic average of the daily volume-weighted average price of Charter’s Class A common stock for the ten trading days prior to and including the second business day before the Expiration Date, rounded to four decimal places. The initial conversion price for the New Notes will be the Average Price multiplied by 1.4 (examples of which are set forth in the table below). The initial conversion rate will be $1,000 divided by the conversion price, rounded to four decimal places. If the Average Price is between two prices shown in the table below, the principal amount of New Notes to be issued per $1,000 principal amount of Old Notes tendered will be calculated using straight-line interpolation.

	Principal Amount of New
Average Price of	Notes to be Issued per	Terms of the New Notes
Charter’s Class A	$1,000 Principal Amount
Common Stock	of Old Notes Tendered	Conversion Price	Conversion Rate

$2.00	$1,110.62	$2.80	357.1429
$2.20	$1,173.25	$3.08	324.6753
$2.40	$1,239.65	$3.36	297.6190
$2.60	$1,309.13	$3.64	274.7253
$2.80	$1,381.10	$3.92	255.1020
$3.00	$1,451.68	$4.20	238.0952
$3.20	$1,521.73	$4.48	223.2143
$3.40	$1,592.26	$4.76	210.0840
$3.60	$1,662.60	$5.04	198.4127
$3.80	$1,733.33	$5.32	187.9699
$4.00	$1,802.82	$5.60	178.5714
$4.20	$1,872.80	$5.88	170.0680
$4.35	$1,923.50	$6.09	164.2036
      The Exchange Offer is conditioned on a minimum amount of $75,000,000 aggregate principal amount Old Notes being tendered. The Exchange Offer is also conditioned upon the Average Price being more than or equal to $2.00 and less than or equal to $4.35. In addition, we will not accept for exchange more than $309,375,000 principal amount of Old Notes (the “Maximum Amount”). As a result, if more than the Maximum Amount of Old Notes are validly tendered and not validly withdrawn, we will accept Old Notes from each Holder pro rata, based on the total amount of Old Notes validly tendered and not validly withdrawn.
      New Notes will be issued only in minimum denominations of $1,000 and integral multiples of $1,000. If, under the terms of the Exchange Offer, any tendering Holder is entitled to receive New Notes in a principal amount that is not an integral of $1,000, the Offeror will round downward the amount of New Notes to the nearest integral multiple of $1,000.
      The “Settlement Date” in respect of any Old Notes that are validly tendered for exchange and not validly withdrawn is expected to be not later than the fourth business day following the Expiration Date. Holders tendering their Old Notes for exchange after 11:59 p.m., New York City time, on the Expiration Date will not be eligible to receive the Exchange Consideration.
      Notwithstanding any other provision of the Exchange Offer, the Offeror’s obligations to accept Old Notes tendered for exchange and to pay the related Exchange Consideration is subject to, and conditioned upon, the satisfaction of or, where applicable, the Offeror’s waiver of, the conditions to the Exchange Offer as set forth in the Exchange Offer Prospectus under the caption “Description of the Exchange Offer — Conditions to the Exchange Offer.”
      For your information and for forwarding to your clients for whom you hold Old Notes registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Exchange Offer Prospectus, dated August 29, 2007;

2. A Letter of Transmittal for each of the Old Notes for your use and for the information of your clients, which includes a Form W-9 (with instructions) providing information relating to backup U.S. federal income tax withholding; and

3. A printed form of letter which may be sent to your clients for whose accounts you hold Old Notes registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer.
      DTC participants must tender Old Notes for exchange through the DTC Automated Tender Offer Program.

      WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE IN ORDER TO OBTAIN THEIR INSTRUCTIONS.
      The Offeror will not pay any fees or commission to any broker or dealer or other person (other than the Dealer Managers, Exchange Agent and the Information Agent) for soliciting exchange of Old Notes pursuant to the Exchange Offer. You will be reimbursed for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients.
      Any inquiries you may have with respect to the Exchange Offer should be addressed to Citigroup Global Markets Inc. or Morgan Stanley & Co. Incorporated, the Dealer Managers for the Exchange Offer, at the telephone numbers set forth below. Additional copies of the enclosed materials may be obtained from Global Bondholder Services Corporation, the Information Agent, at (866) 470-3700 (toll free) or at the address set forth on the back cover of the Exchange Offer Prospectus.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.
Collect: (212) 723-7406
U.S. Toll-Free: (877) 531-8365

MORGAN STANLEY & CO. INCORPORATED
Collect: (212) 761-1941
U.S. Toll-Free: (800) 624-1808
      NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF THE OFFEROR, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.
      The Exchange Offer is not being made to (nor will Old Notes tendered for exchange be accepted from or on behalf of) Holders in any jurisdiction in which the making or acceptance of the Exchange Offer would not be in compliance with the laws of such jurisdiction.
      IMPORTANT: The Agent’s Message, together with a conformation of book-entry transfer and all other required documents, must be received by the Exchange Agent at or prior to 11:59 p.m., New York City time, on the Expiration Date in order for Holders to receive the Exchange Consideration.

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